Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated November 6, 2006 accompanying the consolidated financial statements of Energy Transfer Partners, L.P. and subsidiaries (the “Partnership”) and our reports dated November 6, 2006 accompanying the consolidated balance sheets of Energy Transfer Partners GP, L.P. and Energy Transfer Partners, L.L.C. and subsidiaries appearing in the Partnership’s 2006 Annual Report on Form 10-K for the year ended August 31, 2006 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
September 24, 2007